EXHIBIT 99.1

Edible Garden Reports 21.6% Year-over-Year Revenue Growth for 2023

 32.8% Year-Over-Year Revenue Growth for Fourth Quarter of 2023

Gross Profit Increases 125.8% in 2023 with Gross Margin Increasing by 270 Basis Points

Edible Garden Secures Two New Patents in 2024 Highlighting Company’s Innovation Leadership Position in AgTech; Driving Efficiency and Expected Profitability

Conference Call to Be Held Today at 8:00 am ET.

BELVIDERE, NJ, April 1, 2024 — Edible Garden AG Incorporated (“Edible Garden” or the “Company”) (Nasdaq: EDBL), a leader in controlled environment agriculture (CEA), locally grown, organic and sustainable produce and products, today provided a business update and reported financial results for the three month and full year periods ended December 31, 2023.

Mr. Jim Kras, Chief Executive Officer of Edible Garden, commented, “We are extremely pleased to report a 21.6% increase in our annual revenue for 2023, as well as a notable 32.8% increase year-over-year for the fourth quarter of 2023. We believe this significant growth reflects the strength of our relationships with major retailers and the trust our customers place in our quality products. We continue to be a leader in our industry, in terms of both service and reliability, and more retailers are turning to Edible Garden for their organic and sustainable product needs. Additionally, by investing in our infrastructure and refining our patented data analytics capabilities, we continue to identify additional opportunities to boost profit margins. The prudent management of our business is reflected in the increase in our gross profit by 270 basis points in 2023 and in the 767 basis point improvement in our operating margin.”

“We have further leveraged our platform to enrich and broaden the scope of our offerings. We recently partnered with Tops Friendly Markets, bringing our sustainable herbs to 149 stores across New York, Pennsylvania, and Vermont. Furthermore, we have also added Uncle Giuseppe's Marketplace, part of RBest Produce, which is now offering Edible Garden herbs in their 12 locations throughout New York and New Jersey. The addition of these two retailers significantly boosts our presence in the Northeastern U.S. In February, we entered into 3-year agreements with a leading major U.S. food retailer, enabling us to expand our product lineup in their stores. This expansion includes a variety of products such as potted and fresh-cut herbs, fresh-cut basil, and wheatgrass. More than just expanding our product offerings, this partnership will see the introduction of fresh and innovative displays aimed at boosting the brand’s visibility and prominence on the retailers’ shelves. We also began distributing two innovative flavors from our Vitamin Whey collection to Meijer locations throughout the Midwest earlier this year, as part of the kickoff for our nationwide expansion plan. These collaborations highlight the Company’s commitment to enhancing our relationships with retail partners, to better meet their needs and make shopping easier for their customers. Additionally, we enhanced our production capabilities at our greenhouse operations in New Jersey and Michigan, which has led to a decreased dependency on contract growers, allowing us greater control and flexibility in our operations.

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Moreover, our investment in Edible Garden Heartland has been rewarding, incorporating advanced technologies such as our proprietary GreenThumb greenhouse management system, which significantly improved the efficiency of our supply chain, allowing the Company to ship tens of thousands of fall ornamentals just in time for the fall gardening season. We anticipate increased profit margins from the ornamentals sector and are confident that expanding this line of business will have a positive effect on the Company's overall profitability.”

“A mere year ago, we unveiled Pulp, our cutting-edge collection of sustainable gourmet sauces and chili-based products, and entered into the global sauces and condiments sector—a sector projected to grow from $172.79 billion in 2021 to $240.7 billion by 2028, as per Research and Markets. Within a short time, Pulp is now carried by Whole Foods Market, Morton Williams, Dierbergs Markets, Target, and Woodman’s. We also announced in early March 2024 that our Pulp line of sauces is now available through KeHE Distributors, the premier distributor of natural & organic, specialty, and fresh products, encompassing their 31,000 natural food stores, chain, and independent grocery stores, e-commerce retailers, and other specialty products retailers located across North America. In January 2024, we further broadened access to our 'Bland to Bold' Pulp sauces through the launch of our Pulp e-commerce platform, allowing consumers to directly purchase all of our distinct and flavorful products online. Overall, the reception to the Pulp line has been overwhelmingly positive, with sauce enthusiasts quickly becoming aficionados of the unique peppers and the transformative 'Bland to Bold' flavor they bring to any dish, reinforcing Edible Garden’s status as 'The Flavor Maker.”

“Earlier this year, the US Patent Trademark Office awarded Edible Garden two patents. The first patent pertains to GreenThumb, a web-based greenhouse management and demand planning system that enables the Company to enhance our supply chain efficiency which has led to improved shipping and fill rates, alongside notable sales growth. This is the third distinct patent awarded to this advanced system. The second patent issued in February highlights our commitment to innovation through our proprietary Self-Watering Display technology. This technology has been a game-changer for the Company, extending plant shelf life, ensuring freshness, and reducing spoilage at retail outlets. Aligned with our Zero-Waste Inspired® mission, these self-watering displays allow retailers to showcase plants at their peak, minimizing waste and delivering superior products to customers. These patents are a testament to Edible Garden's leading role in the AgTech industry, further demonstrating the Company’s unwavering commitment to leading-edge innovation. Through the deployment of advanced technologies such as these, these patents are driving operational efficiency and expected profitability, highlighting Edible Garden's commitment to sustainable development and its position as a leader in agricultural technology.”

Financial results for the three months ended December 31, 2023

For the fourth quarter ended December 31, 2023, revenue totaled $4.1 million, an increase of 32.8%, compared to $3.1 million for the three months ended December 31, 2022. The increase was driven by higher demand from the existing customer base, the expansion of our product lines, and the expansion of our product footprint in key retail partner stores.

Cost of goods sold was $3.8 million for the three months ended December 31, 2023, compared to $3.0 million for the three months ended December 31, 2022. The increase was the result of costs related to the buildout and staffing of our Heartland facility, increases in rates charged by our suppliers, higher packaging costs due to inflation, and higher labor costs due to the tight labor market.

Selling, general and administrative expenses were $2.6 million for the three months ended December 31, 2023, compared to $3.1 million for the three months ended December 31, 2022. The decrease was primarily driven by a reduction of professional services expenses related to our IPO, along with costs associated with the buildout of our Heartland facility.

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Net loss was $3.1 million, or ($0.54) per share, for the three months ended December 31, 2023, compared to a net loss of $3.0 million, or ($9.13) per share, for the three months ended December 31, 2022. Net loss for the three months ended December 31, 2023, also included a one-time, non-cash impairment expense of $0.7 million related to legacy assets acquired from our predecessor company.

Financial results for the year ended December 31, 2023

For the year ended December 31, 2023, revenue totaled $14.0 million, an increase of $2.5 million, or 21.6%, compared to $11.6 million for the year ended December 31, 2022. The increase was attributed to an increase of $2.2 million in sales of our herb, produce, and floral products, driven by a mix of organic growth and new customers. Additionally, sales of our vitamins and supplements increased $324 thousand during the year ended December 31, 2023, driven by consumer demand.

Cost of goods sold was $13.2 million for the year ended December 31, 2023, compared to $11.2 million for the year ended December 31, 2022. The increase was primarily due to $2.6 million of higher costs for operating the Edible Heartland facility, which transitioned to growing our herbs and lettuce products during 2023. These increases were offset by a decline of $264 thousand in costs for supplies and raw materials for our Edible Garden flagship facility and a $377 thousand decrease in freight and shipping costs.

Gross profit increased by $458 thousand, or 125.8%, to $822 thousand, or 5.85% of sales, for the year ended December 31, 2023, compared with $364 thousand, or 3.15% of sales, for the year ended December 31, 2022. Improvement in margins was primarily attributed to less reliance on contract growers in 2023 versus 2022.

Selling, general and administrative expenses were $10.0 million for the year ended December 31, 2023, compared to $9.4 million for the year ended December 31, 2022. The increase was primarily driven by $868 thousand of additional costs incurred to operate the Edible Garden Heartland facility.

Net loss was $10.2 million, or ($3.08) per share, for the year ended December 31, 2023, compared to a net loss of $12.5 million, or ($48.68) per share, for the year ended December 31, 2022. Per share amounts have been adjusted to reflect all stock splits. Net loss for the twelve months ended December 31, 2023, also included a one-time, non-cash impairment expense of $0.7 million related to legacy assets acquired from our predecessor company.

The complete financial results for the year ended December 31, 2023, are available in the Company’s Annual Report on Form 10-K, which will be filed with the Securities and Exchange Commission and available at: www.sec.gov.

Conference Call

Edible Garden will host a conference call today at 8:00 A.M. Eastern Time to discuss the Company’s financial results for the fourth quarter and year ended December 31, 2023, as well as the Company’s corporate progress and other developments.

The conference call will be available via telephone by dialing toll-free 888-506-0062 for U.S. callers or +1 973-528-0011 for international callers and using entry code: 297232. A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/2914/50246 or on the investor relations section of the Company’s website at https://ediblegardenag.com/presentations.

A webcast replay will also be available on the Company’s Investors section of the website at https://ediblegardenag.com/presentations through April 1, 2025. A telephone replay of the call will be available approximately one hour following the call, through Monday, April 15, 2024, and can be accessed by dialing 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering conference ID: 50246.

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ABOUT EDIBLE GARDEN®

Edible Garden AG Incorporated is a leader in controlled environment agriculture (CEA), locally grown, organic and sustainable produce and products backed by Zero-Waste Inspired® next generation farming. Offered at over 5,000 stores in the US, Edible Garden is disrupting the CEA and sustainability technology movement with its safety-in-farming protocols, use of sustainable packaging, patented GreenThumb software and self-watering in-store displays. The Company currently operates its own state-of-the-art greenhouses and processing facilities in Belvidere, New Jersey and Grand Rapids, Michigan, and has a network of contract growers, all strategically located near major markets in the U.S. Its proprietary GreenThumb 2.0 patented (US Nos.: US 11,158,006 B1, US 11,410,249 B2 and US 11,830, 088 B2) software optimizes growing in vertical and traditional greenhouses while seeking to reduce pollution-generating food miles. Its proprietary patented (U.S. Patent No. D1,010,365) Self-watering display is designed to increase plant shelf life and provide an enhanced in-store plant display experience. Edible Garden is also a developer of ingredients and proteins, providing an accessible line of plant and whey protein powders under the Vitamin Way® and Vitamin Whey® brands. In addition, the Company offers a line of sustainable food flavoring products such as Pulp gourmet sauces and chili-based products. For more information on Edible Garden go to https://ediblegardenag.com/.

Forward-Looking Statements

This press release contains forward-looking statements, including with respect to the Company’s ability to improve its financial results, the Company’s growth strategies, the Company’s ability to expand into new product lines, and its performance as a public company. The words “anticipate,” “believe,” “design,” “expect,” “objective,” “opportunity,” “potential,” “project,” “seek,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including market and other conditions and the Company’s ability to achieve its growth objectives. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

EDBL@crescendo-ir.com

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EDIBLE GARDEN AG INCORPORATED
CONSOLIDATED BALANCE SHEETS
(in thousands, except shares)

	December 31,	December 31,
	2023	2022

ASSETS

Current assets:
Cash	$510	$110
Accounts receivable, net	1,249	1,105
Inventory, net	678	586
Prepaid expenses and other current assets	210	62

Total current assets	2,647	1,863

Property, equipment and leasehold improvements, net	3,893	4,891
Intangible assets, net	47	50
Other assets	69	161

TOTAL ASSETS	$6,656	$6,965

LIABILITIES AND STOCKHOLDERS’ DEFICIT
LIABILITIES:
Current liabilities:
Accounts payable and other accrued expenses	$2,517	$2,787
Short-term debt	387	2,042

Total current liabilities	2,904	4,829

Long-term liabilities:
Long-term debt, net of discounts	4,040	4,282
Long-term lease liabilities	-	34

Total long-term liabilities	4,040	4,316

Total Liabilities	6,944	9,145

COMMITMENTS AND CONTINGENCIES (Note 12)

STOCKHOLDERS’ DEFICIT:
Common stock ($0.0001 par value, 100,000,000 shares authorized; 5,705,643 and 362,716 shares outstanding as of December 31, 2023 and 2022, respectively (1))	1	-
Series A Convertible Preferred stock ($0.0001 par value, 10,000,000 shares authorized; nil shares outstanding as of December 31, 2023 and 2022, respectively)	-	-
Additional paid-in capital	29,971	17,892
Accumulated deficit	(30,260)	(20,072)

Total Stockholders’ Deficit	(288)	(2,180)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$6,656	$6,965

(1) Adjusted to reflect all stock splits.

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EDIBLE GARDEN AG INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per-share information)

	Years Ended December 31,
	2023	2022

Revenue	$14,049	$11,552
Cost of goods sold	13,227	11,188

Gross profit	822	364

Selling, general and administrative expenses	10,009	9,368
Impairment loss	686	-
Loss from operations	(9,873)	(9,004)

Other income / (expense)
Interest expense, net	(390)	(2,033)
Gain (Loss) from extinguishment of debt	70	(826)
Other income / (loss)	5	(590)
Total other income / (expense)	(315)	(3,449)

NET LOSS	$(10,188)	$(12,453)

Net Income / (Loss) per common share - basic and diluted (1)	$(3.08)	$(48.68)

Weighted-Average Number of Common Shares Outstanding – Basic and Diluted (1)	3,303,955	255,776

(1) Adjusted to reflect all stock splits.

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